UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.  )*

MTR Gaming Group, Inc.
--------------------------------------------------------------------------------
(Name of Issuer)

Common Stock
--------------------------------------------------------------------------------
(Title of Class of Securities)

553769100
---------------------------------------------------
(CUSIP Number)

August 14, 2007
--------------------------------------------------------------------------------
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
	[     ] Rule 13d-1(b)
	[ X ] Rule 13d-1(c)
	[     ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)
(Page 1 of 13 Pages)

SCHEDULE 13G
CUSIP NO. 553769100	PAGE 2 OF 13 PAGES


1	NAME OF REPORTING PERSON
	I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES
ONLY)
	DDJ Capital Management, LLC
	04-3300754

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP*
		(a) [ X ]
		(b) [    ]
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
	Commonwealth of Massachusetts

NUMBER OF	5	SOLE VOTING POWER
SHARES		1,377,591
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		1,377,591
PERSON WITH	8	SHARED DISPOSITIVE POWER

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON
1,377,591

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES*	[     ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
(9)
5.00%

12	TYPE OF REPORTING PERSON *
IA
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G
CUSIP NO. 553769100	PAGE 3 OF 13 PAGES


1	NAME OF REPORTING PERSON
	I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES
ONLY)
	The October Fund, Limited Partnership
	04-3504882

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP*
		(a) [ X ]
		(b) [    ]
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
	Massachusetts

NUMBER OF	5	SOLE VOTING POWER
SHARES		817,591
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		817,591
PERSON WITH	8	SHARED DISPOSITIVE POWER

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON
817,591
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES*	[     ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
(9)
2.97%

12	TYPE OF REPORTING PERSON *
PN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G
CUSIP NO. 553769100	PAGE 4 OF 13 PAGES


1	NAME OF REPORTING PERSON
	I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES
ONLY)
	October G.P., LLC
	04-3504881

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP*
		(a) [ X ]
		(b) [    ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
	Delaware

NUMBER OF	5	SOLE VOTING POWER
SHARES		817,591
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		817,591
PERSON WITH	8	SHARED DISPOSITIVE POWER

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON
817,591
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES*	[     ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
(9)
2.97%

12	TYPE OF REPORTING PERSON *
OO
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G
CUSIP NO. 553769100	PAGE 5 OF 13 PAGES


1	NAME OF REPORTING PERSON
	I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES
ONLY)
	DDJ/Ontario Credit Opportunities Fund, L.P.
	98-0496623

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP*
		(a) [ X ]
		(b) [    ]
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
	Bermuda

NUMBER OF	5	SOLE VOTING POWER
SHARES		210,000
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		210,000
PERSON WITH	8	SHARED DISPOSITIVE POWER

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON
210,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES*	[     ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
(9)
0.76%

12	TYPE OF REPORTING PERSON *
PN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G
CUSIP NO. 553769100	PAGE 6 OF 13 PAGES


1	NAME OF REPORTING PERSON
	I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES
ONLY)
	GP DDJ/Ontario Credit Opportunities, L.P.
	98-0496663

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP*
		(a) [ X ]
		(b) [    ]
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
	Bermuda

NUMBER OF	5	SOLE VOTING POWER
SHARES		210,000
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		210,000
PERSON WITH	8	SHARED DISPOSITIVE POWER

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON
210,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES*	[     ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
(9)
0.76%

12	TYPE OF REPORTING PERSON *
PN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G
CUSIP NO. 553769100	PAGE 7 OF 13 PAGES


1	NAME OF REPORTING PERSON
	I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES
ONLY)
	GP Credit Opportunities, Ltd.


2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP*
		(a) [ X ]
		(b) [    ]
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
	Bermuda

NUMBER OF	5	SOLE VOTING POWER
SHARES		210,000
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		210,000
PERSON WITH	8	SHARED DISPOSITIVE POWER

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON
210,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES*	[     ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
(9)
0.76%

12	TYPE OF REPORTING PERSON *
CO
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G
CUSIP NO. 553769100	PAGE 8 OF 13 PAGES


1	NAME OF REPORTING PERSON
	I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES
ONLY)
	David J. Breazzano


2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP*
		(a) [ X ]
		(b) [    ]
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
	United States

NUMBER OF	5	SOLE VOTING POWER
SHARES		10,000
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		10,000
PERSON WITH	8	SHARED DISPOSITIVE POWER

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON
10,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES*	[     ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
(9)
0.04 %

12	TYPE OF REPORTING PERSON *
IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G
CUSIP NO. 553769100	PAGE 9 OF 13 PAGES

Item 1(a)	Name of Issuer:
	MTR Gaming Group, Inc. (the "Company")

Item 1(b)	Address of the Issuer's Principal Executive Offices:
State Route 2 South, P.O. Box 358, Chester, West Virginia
26034

Item 2(a)	Names of Persons Filing:
DDJ Capital Management, LLC ("DDJ"), The October
Fund, Limited Partnership ("October Fund"), October G.P.,
LLC ("October GP"), DDJ/Ontario Credit Opportunities
Fund, L.P. ("DDJ/Ontario Fund"), GP DDJ/Ontario Credit
Opportunities, L.P. ("GP DDJ/Ontario"), GP Credit
Opportunities Ltd. ("GP Credit Opportunities"), and David
J. Breazzano ("Breazzano").

Item 2(b)	Address or Principal Business Office or, if None,
Residence:
130 Turner Street, Building #3, Suite 600, Waltham, MA
02453.

Item 2(c)	Citizenship:
DDJ is a Massachusetts limited liability company; October
Fund is a Massachusetts limited partnership; October GP is a Delaware limited liability company; DDJ/Ontario Fund is a Bermuda limited partnership; GP DDJ/Ontario is a Bermuda limited partnership; GP Credit Opportunities is a Bermuda company; and Breazzano is an individual.

Item 2(d)	Title of Class of Securities:
	Common Stock (the "Shares")

Item 2(e)	CUSIP Number:
		553769100

Item 3	Not Applicable.

Item 4	Ownership.

Item 4(a)	Amount Beneficially Owned:

As of the close of business on August 22, 2007, (i) October
Fund may be deemed the beneficial owner of 817,591
Shares, which amount represents approximately 2.97% of the outstanding Shares of the Company, and October GP, as general partner to October Fund, may be deemed the beneficial owner of 817,591 Shares, (ii) DDJ/Ontario Fund may be deemed the beneficial owner of 210,000 Shares, which amount represents approximately 0.76% of the outstanding Shares of the Company, GP DDJ/Ontario, as general partner to DDJ/Ontario Fund, may be deemed the beneficial owner of 210,000 Shares, and GP Credit
Opportunities, as general partner to GP DDJ/Ontario, may be deemed the beneficial owner of 210,000 Shares, and (iii)
Breazzano, a managing member of DDJ, may be deemed the beneficial owner of 10,000 Shares, which amount represents approximately 0.04% of the outstanding Shares of the Company. DDJ, as investment manager to October
Fund and DDJ/Ontario Fund as well as an account managed on behalf of an institutional investor (together, the "DDJ
Funds"), may be deemed the beneficial owner of 1,377,591
Shares held by the DDJ Funds, which amount represents approximately 5.00% of the outstanding Shares of the Company. The amount of 1,387,591 Shares that may be deemed beneficially owned by DDJ and Breazzano in the aggregate represents approximately 5.03% of the outstanding Shares of the Company.

SCHEDULE 13G
CUSIP NO. 553769100	PAGE 10 OF 13 PAGES

Item 4(b)	Percent of Class:	See attached cover sheets.

Item 4(c)	Number of shares as to which such person has:

	(i)	Sole power to vote or to
		direct the vote:	See attached cover sheets.
	(ii)	Shared power to vote or
		to direct the vote:	-0-
	(iii)	Sole power to dispose or to direct the
	disposition of:	See attached cover sheets.
	(iv)	Shared power to dispose or
		to direct the disposition of:	-0-

Item 5	Ownership of Five Percent or Less of a Class:
	If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following
  [    ].

Item 6	Ownership of More than Five Percent on Behalf of Another
Person.
               See Item 4.

Item 7	Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on by the Parent
Holding Company.
	Not applicable.

Item 8	Identification and Classification of Members of the Group.
	See Item 4 above.

SCHEDULE 13G
CUSIP NO. 553769100	PAGE 11 OF 13 PAGES

Item 9	Notice of Dissolution.
	Not applicable.

Item 10	Certifications.

	By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SCHEDULE 13G
CUSIP NO. 553769100	PAGE 12 OF 13 PAGES

SIGNATURE
================
	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  August 23, 2007	DDJ CAPITAL MANAGEMENT,
LLC

/s/ David L. Goolgasian, Jr.
Signature

David L. Goolgasian, Jr.,
Authorized Signatory
Name/Title


THE OCTOBER FUND, LIMITED
PARTNERSHIP

By:  October G.P., LLC, its General
Partner
By:  DDJ Capital Management,
LLC, Manager

/s/ David L. Goolgasian, Jr.
Signature

David L. Goolgasian, Jr.,
Authorized Signatory
Name/Title



OCTOBER G.P., LLC

By:  DDJ Capital Management,
LLC, Manager

/s/ David L. Goolgasian, Jr.
Signature

David L. Goolgasian, Jr.,
Authorized Signatory
Name/Title


DDJ/ONTARIO CREDIT
OPPORTUNITIES FUND, L.P.

By:  GP DDJ/Ontario Credit
Opportunities, L.P, its General
Partner

By:  GP Credit Opportunities, Ltd.,
its General Partner

/s/ David L. Goolgasian, Jr.
Signature

David L. Goolgasian, Jr.,
Director
Name/Title


GP DDJ/ONTARIO CREDIT
OPPORTUNITIES, L.P.

By:  GP Credit Opportunities, Ltd.,
its General Partner

/s/ David L. Goolgasian, Jr.
Signature

David L. Goolgasian, Jr.,
Director
Name/Title




GP CREDIT OPPORTUNITIES,
LTD.

/s/ David L. Goolgasian, Jr.
Signature

David L. Goolgasian, Jr.,
Director
Name/Title


/s/ David J. Breazzano
Signature

David J. Breazzano

SCHEDULE 13G
CUSIP NO. 553769100	PAGE 13 OF 13 PAGES


EXHIBIT A

JOINT FILING AGREEMENT

        In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of MTR Gaming Group, Inc.
and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned hereby execute this Agreement as of the 23rd day of August, 2007.

	DDJ CAPITAL MANAGEMENT,
LLC

/s/ David L. Goolgasian, Jr.
Signature

David L. Goolgasian, Jr.,
Authorized Signatory
Name/Title


THE OCTOBER FUND, LIMITED
PARTNERSHIP

By:  October G.P., LLC, its General
Partner
By:  DDJ Capital Management,
LLC, Manager

/s/ David L. Goolgasian, Jr.
Signature

David L. Goolgasian, Jr.,
Authorized Signatory
Name/Title


OCTOBER G.P., LLC

By:  DDJ Capital Management,
LLC, Manager

/s/ David L. Goolgasian, Jr.
Signature

David L. Goolgasian, Jr.,
Authorized Signatory
Name/Title


DDJ/ONTARIO CREDIT
OPPORTUNITIES FUND, L.P.

By:  GP DDJ/Ontario Credit
Opportunities, L.P, its General
Partner

By:  GP Credit Opportunities, Ltd.,
its General Partner

/s/ David L. Goolgasian, Jr.
Signature

David L. Goolgasian, Jr.,
Director
Name/Title


GP DDJ/ONTARIO CREDIT
OPPORTUNITIES, L.P.

By:  GP Credit Opportunities, Ltd.,
its General Partner

/s/ David L. Goolgasian, Jr.
Signature

David L. Goolgasian, Jr.,
Director
Name/Title



GP CREDIT OPPORTUNITIES,
LTD.

/s/ David L. Goolgasian, Jr.
Signature

David L. Goolgasian, Jr.,
Director
Name/Title


/s/ David J. Breazzano
Signature

David J. Breazzano